Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Infinite Acquisition Corp. (the “Company) on Form S-1 of our report dated July 19, 2021, except for Notes 2 and 7, as to which the date is November 2, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern,  with respect to our audit of the financial statements of the Company as of April 9, 2021 and for the period from March 29, 2021 (inception) through April 9, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp
New York, NY
November 2, 2021